UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
INFOBLOX INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1	Title of each class of securities to which transaction applies:

2	Aggregate number of securities to which transaction applies:

3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4	Proposed maximum aggregate value of transaction:

5	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1	Amount Previously Paid:

2	Form, Schedule or Registration Statement No.:

3	Filing Party:

4	Date Filed:

November 5, 2014

To Our Stockholders,
You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Infoblox Inc. The meeting will be held at the Santa Clara Marriott located at 2700 Mission College Blvd., Santa Clara, California 95054 on Wednesday, December 17, 2014.
Under the Securities and Exchange Commission rules, we have elected to deliver our proxy materials to our stockholders over the Internet. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. On or about November 7, 2014 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2014 Annual Meeting of Stockholders and 2014 annual report to stockholders. The Notice also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.
The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement.
Please use this opportunity to take part in our company’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please vote on the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

Sincerely,

/s/ Robert D. Thomas
Robert D. Thomas
President and Chief Executive Officer

INFOBLOX INC.
3111 Coronado Drive
Santa Clara, CA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of Infoblox Inc. will be held on Wednesday, December 17, 2014, at 9 a.m. (Pacific Time) at the Santa Clara Marriott, located at 2700 Mission College Blvd., Santa Clara, California 95054.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1. To elect two Class III directors of Infoblox Inc. each to serve until the third annual meeting of stockholders following this meeting and until his successor has been elected and qualified or until his earlier resignation or removal.
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2015.
3. To hold an advisory vote to approve executive compensation.
4. To hold an advisory vote on the frequency of future advisory votes on executive compensation.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on October 28, 2014 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available during ordinary business hours at our headquarters for examination by any stockholder for any purpose relating to the meeting.
Your vote as a Infoblox Inc. stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, if you are a registered holder, you can contact our transfer agent, Computershare, through their website at www.computershare.com or by phone at (877) 373-6374.

By Order of the Board of Directors,

/s/ Stephen Yu
Stephen Yu Secretary
Santa Clara, California
November 5, 2014
Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or through the Internet or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice of Internet Availability of Proxy Materials.

INFOBLOX INC.
PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

INFOBLOX INC.
3111 Coronado Drive
Santa Clara, CA 95054

PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
November 5, 2014
Information About Solicitation and Voting
The accompanying proxy is solicited on behalf of the board of directors of Infoblox Inc. for use at Infoblox’s 2014 Annual Meeting of Stockholders (the “meeting”) to be held at the Santa Clara Marriott located at 2700 Mission College Blvd., Santa Clara, California 95054 on December 17, 2014, at 9 a.m. (Pacific Time), and any adjournment or postponement thereof.
Internet Availability of Proxy Materials
Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about November 7, 2014, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.
General Information About the Meeting
Purpose of the Meeting
At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will respond to questions from stockholders.
Record Date; Quorum
Only holders of record of common stock at the close of business on October 28, 2014, the record date, will be entitled to vote at the meeting. At the close of business on October 28, 2014, we had 55,720,825 shares of common stock outstanding and entitled to vote.
The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.
Voting Rights; Required Vote
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on October 28, 2014, the record date. You may vote all shares owned by you as of October 28, 2014, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On October 28, 2014 we had 55,720,825 shares of common stock issued and outstanding.
Stockholder of Record: Shares Registered in Your Name. If on October 28, 2014 your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by telephone, through the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on October 28, 2014 your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.
Each director will be elected by a plurality of the votes cast, which means that the two individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or both nominees or “WITHHOLD” your vote with respect to one or both nominees. Approval of Proposals 2 and 3 will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal. For Proposal 4, the frequency (“1 YEAR", "2 YEARS" or "3 YEARS”) receiving the greatest number of votes will be considered the frequency recommended by stockholders. Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on Proposal Nos. 1, 3 and 4. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.
Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting
The board of directors recommends that you vote FOR each of the Class III directors named in this proxy statement (Proposal 1); FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2014 (Proposal 2); FOR the approval of the advisory vote on executive compensation (Proposal 3); and 1 YEAR on the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 4).
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:

•	vote in person — we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote via telephone or via the Internet — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•
vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m., Pacific Time, on December 16, 2014. Submitting your proxy (whether by telephone, through the Internet or by mail if you request or received a paper proxy card) will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” all of the nominees to the board of directors, or you may withhold your vote from any nominee you specify. For Proposals 2 and 3, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting. For Proposal 4, you may vote “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board or directors stated above.
If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the Internet. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
The expenses of soliciting proxies will be paid by Infoblox. Following the original mailing of the soliciting materials, Infoblox and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original mailing of the soliciting materials, Infoblox will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Infoblox, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Infoblox (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Electronic Access to the Proxy Materials
The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will make the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website at http://ir.infoblox.com. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
Infoblox is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at http://ir.infoblox.com, by clicking on “Corporate Governance Guidelines,” under “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our nominating and corporate governance committee, and changes are recommended to our board of directors with respect to changes as warranted.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to the board of directors with respect thereto as the nominating and corporate governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairman and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” The responsibilities of the chairman or the lead independent director include: scheduling and setting the agenda for each meeting of our board directors; presiding at executive sessions; being available, under appropriate circumstances, for consultation and direct communication with stockholders; and facilitating communication between the independent directors and management.
Our board of directors believes that we and our stockholders currently are best served by having Michael L. Goguen, an independent director, serve as chairman. Separating the positions of chief executive officer and chairman allows our president and chief executive officer to focus on our day-to-day business, while allowing the chairman to lead our board of directors in its fundamental role of providing independent advice to and oversight of management. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the board of directors and sound corporate governance policies and practices.
Our Board of Directors’ Role in Risk Oversight
Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas which are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks.
Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The nominating and corporate governance committee reviews our major legal compliance risk exposures and monitors the steps management has taken to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines.
Independence of Directors
Our board of directors determines the independence of our directors by applying the independence principles and standards established by the NYSE. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Based upon this review, our board of directors has determined that the following director nominee and members of our board of directors are currently independent as determined under the rules of the NYSE:

Richard E. Belluzzo	Fred M. Gerson
Laura C. Conigliaro	Michael L. Goguen
Philip Fasano	Daniel J. Phelps
All members of our audit committee, compensation committee, nominating and corporate governance committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Infoblox or any of its subsidiaries other than their directors’ compensation. Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant additional SEC independence requirements for the members of such committee.
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to Infoblox Inc., 3111 Coronado Drive, Santa Clara, California 95054, Attn: General Counsel or by clicking on “Corporate Governance” in the investor relations section of our website, http://ir.infoblox.com. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee
Our audit committee is comprised of Mr. Gerson, who is the chair of the audit committee, Ms. Conigliaro and Mr. Phelps. The composition of our audit committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of our audit committee is financially literate as required by current NYSE listing standards. In addition, our board of directors has determined that each of Messrs. Gerson and Phelps is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of and oversees our company’s relationship with the independent registered public accounting firm;

•
discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related person transactions;

•
obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•
approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee
Our compensation committee is comprised of Mr. Belluzzo, who is the chair of the compensation committee, and Messrs. Fasano, Gerson and Goguen. The composition of our compensation committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an outside director, as defined pursuant to Section 162(m) of the Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general strategies relating to compensation and benefits of our employees.
From time to time, in accordance with the provisions of its charter, our compensation committee reviews and makes recommendations to the board of directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for our executive officers, which is discussed in detail in the “Executive Compensation-Compensation Discussion and Analysis” below. Our compensation committee periodically reviews the market practice for non-employee directors for companies in our peer group in consultation with its independent compensation consultant.

Under its charter, our compensation committee has the authority to retain outside counsel or other advisors. Pursuant to that authority, our compensation committee retained an independent compensation consultant, Compensia, Inc. (“Compensia”), to evaluate our executive compensation levels and practices and to provide advice and ongoing recommendations on executive compensation matters for fiscal 2014. The compensation committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the chief executive officer and the Human Resources Department present compensation and benefit proposals to the compensation committee. Compensia representatives meet informally with the chair of our compensation committee and regularly with our compensation committee during its regular meetings, including in executive sessions from time to time without any members of management present. Compensia works directly with our compensation committee (and not on behalf of management) to assist our compensation committee in satisfying its responsibilities and will undertake no projects for management without our compensation committee’s approval. For additional description of our compensation committee's processes and procedures for consideration and determination of executive officer compensation, see the “Executive Compensation - Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Ms. Conigliaro, who is the chair of the nominating and corporate governance committee, and Mr. Belluzzo. The composition of our nominating and corporate governance committee meets the requirements for independence under current NYSE and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and its committees;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding our code of conduct and corporate governance guidelines and matters.

Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during fiscal 2014 were Messrs. Belluzzo, Gerson and Goguen for the full year, and Mr. Fasano since May 2014. None of the members of our compensation committee in fiscal 2014 were at any time during fiscal 2014 or at any other time an officer or employee of Infoblox or any of its subsidiaries, and none had or have any relationships with Infoblox that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during fiscal 2014.

Board and Committee Meetings and Attendance
The board of directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The board of directors meets periodically during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring board of directors approval. The board of directors held 5 meetings during fiscal 2014, and also acted by unanimous written consent, the audit committee held 9 meetings, the compensation committee held 9 meetings and the nominating and corporate governance committee held 19 meetings. During fiscal 2014, each member of the board of directors participated in at least 75% of the aggregate of all meetings of the board of directors and the aggregate of all meetings of committees on which such member served, that were held during the period in which such director served during fiscal 2014.
Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. Four of our directors attended our 2013 Annual Meeting of Stockholders.
Presiding Director of Non-Employee Director Meetings
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our chairman, currently Mr. Goguen, is the presiding director at these meetings.
Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-employee members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.
The address for these communications is:
Corporate Secretary
Infoblox Inc.
3111 Coronado Drive
Santa Clara, California 95054
Code of Business Conduct and Ethics
We have adopted codes of business conduct and ethics that apply to all of our board members, officers and employees. Our Code of Business Conduct and Ethics is posted on the investor relations section of our website located at http://ir.infoblox.com, by clicking on “Corporate Governance.” Any amendments or waivers of our Code of Business Conduct and Ethics pertaining to a member of our Board or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to the board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the board of directors to possess.
Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. In addition, neither the board of directors nor the nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors currently consists of seven directors and is divided into three classes with each class serving for three years, and with the terms of office of the respective classes expiring in successive years. Directors in Class III will stand for election at this meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders held in 2015 and 2016, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the three Class III nominees named below be elected as a Class III director for a three-year term expiring at the 2017 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. In light of the previously-announced decision by Robert D. Thomas to step down as our president and chief executive officer once his successor is appointed, Mr. Thomas, a Class III director and a member of our board of directors since September 2004, has not been nominated for re-election at the meeting and will cease serving as a director when his term ends at the meeting. Our board of directors has engaged an executive search firm to assist in the process of contacting and evaluating candidates. Subsequent to the meeting, if Mr. Thomas’ successor has not been appointed, our board of directors expects to appoint Mr. Thomas as a director to serve until his successor is appointed.
Mr. Fasano was recommended by the nominating and governance committee after an extensive and careful search was conducted by a third party search firm, and several candidates were considered. In 2014, the nominating and governance committee retained this third party search firm to assist the board of directors with identifying and evaluating director candidates. The primary functions served by the search firm included identifying potential candidates who meet the key attributes, experience and skills described under “Nominations Process and Director Qualifications” above, as well as compiling information regarding each candidate’s attributes, experience, skills and independence and conveying the information to the nominating and governance committee.
Shares represented by proxies will be voted “FOR” the election of each of the two nominees named below, unless the proxy is marked to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected.
Information Regarding Nominees and Continuing Directors
Nominees to the Board of Directors
The nominees, and their ages, occupations and length of board service as of October 31, 2014, are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Class III Directors — Terms Expiring 2014:
Philip Fasano(1)	56	Chief Information Officer, AIG	May 2014
Michael L. Goguen(1)	50	General Partner, Sequoia Capital	April 2003

(1)	Member of the compensation committee
Philip Fasano has served as a member of our board of directors since May 2014.  Mr. Fasano serves as the Executive Vice President and Chief Information Officer for American International Group, Inc., a leading international insurance organization. From 2007 to 2014 he served as Executive Vice President and Chief Information Officer of Kaiser Permanente, a leading health-care provider and not-for-profit health plan. Prior to joining Kaiser Permanente, Mr. Fasano served in information-technology leadership roles in several financial services companies, including Capital One Financial Group, JP Morgan Chase Bank N.A. and Deutsche Financial Services, a division of Deutsche Bank. Mr. Fasano holds a B.S. in computer science from the New York Institute of Technology and an M.B.A in Finance from Long Island University. We believe that Mr. Fasano is qualified to serve as a member of our board of directors because of his significant operational experience and senior leadership roles at major companies in the financial services and health care industries

Michael L. Goguen has served as our chairman of the board since April 2012. Since 1996, he has held various positions at Sequoia Capital, a venture capital firm, and has been a general partner since 1997. Before joining Sequoia Capital, Mr. Goguen spent ten years in various engineering, research and product management roles at Digital Equipment Corporation, a networked business solutions company; SynOptics Communications, Inc., a LAN hub, switch and network management products company; and Centillion Networks, Inc., a switching products company, and was a director of engineering at Bay Networks, Inc., a data networking products company. Mr. Goguen served as a member of the board of directors of NetScreen Technologies, Inc. from May 1998 until it was acquired by Juniper Networks, Inc. in April 2004 and served as a director of Ikanos Communications, Inc. from May 1999 to January 2008. Mr. Goguen also serves as a director of a number of private companies. He holds a B.S. degree in electrical engineering from Cornell University and an M.S. degree in electrical engineering from Stanford University. We believe that Mr. Goguen is qualified to serve as a member of our board of directors because of his extensive experience in the venture capital industry analyzing, investing in and serving on the boards of directors of software and technology companies and his tenure with our company.
Continuing Directors
The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service as of October 31, 2014, are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors — Terms Expiring 2015:
Fred M. Gerson(1)(2)	64	Former Executive Vice President and CFO, San Diego Padres	November 2011
Laura C. Conigliaro(1)(3)	69	Retired, Former Partner at The Goldman Sachs Group, Inc.	January 2012
Class II Directors — Terms Expiring 2016:
Richard E. Belluzzo(2)(3)	60	Chairman of JDS Uniphase Corporation	January 2013
Daniel J. Phelps(1)	46	Managing Director, Salt Creek Capital	September 2000

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee

Richard E. Belluzzo has served as a member of our board of directors since January 2013.  Mr. Belluzzo has served as the chairman of JDS Uniphase Corporation since November 2012 and has served as a one of its directors since 2005. He currently serves as a Strategic Advisor for the Gores Group, a private equity firm. From April 2011 to August 2012, he served as executive chairman of Quantum Corporation, a provider of backup, recovery and archive products and services. In addition, he served as Quantum Corporation’s chief executive officer from September 2001 to April 2011 and as its chairman from July 2003 to April 2011. Prior to that, Mr. Belluzzo was president and chief operating officer of Microsoft Corporation ("Microsoft"). Prior to becoming its President and Chief Operating Officer, Mr. Belluzzo served as Microsoft's group vice president of the personal services and devices group, and was group vice president for the consumer group. Prior to Microsoft, Mr. Belluzzo was chief executive officer of Silicon Graphics Inc. ("SGI"). Before SGI, Mr. Belluzzo held a series of increasingly senior roles at Hewlett Packard Company, culminating in his service as executive vice president of the computer products organization. In addition to serving on the board of JDS Uniphase, Mr. Belluzzo is currently a member of the board of directors and audit committee of PMC-Sierra (Vancouver, Canada).  We believe that Mr. Belluzzo is qualified to serve as a member of our board of directors because of his significant operational experience and senior leadership roles at major companies in the technology industry, and his service on the boards of directors of other public companies.

Laura C. Conigliaro has served as a member of our board of directors since January 2012.  Ms. Conigliaro has also served on the board of directors of Genpact Limited since May 2013 and is a member of its audit committee. In July 2011, Ms. Conigliaro retired from her position at The Goldman Sachs Group, Inc., which she joined in 1996, where she was a partner from 2000 to July 2011, and a managing director from 1997 until 2000. At Goldman Sachs, Ms. Conigliaro served as the co-director of the firm’s Americas Equity Research unit from 2007 to 2011 and as the Technology Equity Research business unit leader from 2002 to 2007. From 1979 to 1996, Ms. Conigliaro was an analyst at Prudential Securities, where she specialized in enterprise computing, servers, workstations, PCs and design automation. Prior to Prudential, Ms. Conigliaro worked as an intelligence analyst at the National Security Agency. Ms. Conigliaro also serves on the boards of two non-profit organizations, and previously served as a member of the board of directors and finance committee of Dell Inc. She holds a B.A. degree in romance languages from Boston University and an M.B.A. in finance from Fairleigh Dickinson University. We believe Ms. Conigliaro is qualified to serve as a member of our board of directors because of her financial expertise, knowledge of the enterprise server and storage industry and service on the boards of directors of other technology companies

Fred M. Gerson has served as a member of our board of directors since November 2011.  Mr. Gerson served as the chief financial officer and executive vice president of the San Diego Padres, a major league baseball club, from July 2001 until January 2013. Mr. Gerson served as the interim chief financial officer of Peregrine Systems, Inc., a provider of enterprise software, from May 2002 to July 2002, while maintaining his responsibilities with the Padres organization. His prior history includes chief financial officer positions at Maxis Inc., Marimba, Inc. and Peter Norton Computing, Inc., each a software company, and the coin-operated games division of Atari, Inc., a gaming company. Mr. Gerson served on the board of directors of DivX, Inc. from March 2005 to October 2010 and serves as a director of two private companies. Mr. Gerson has also served on the Board of Trustees of Thomas Jefferson School of Law since June 2013.  He holds a B.A. degree in economics from Brooklyn College and an M.B.A. from New York University. We believe Mr. Gerson is qualified to serve as a member of our board of directors because of his financial expertise in addition to experience serving as the chief financial officer of a number of software companies, including four public companies.

Daniel J. Phelps has served as a member of our board of directors since September 2000. Mr. Phelps has served as managing director of Salt Creek Capital, a private equity firm, since he founded the firm in July 2009. Mr. Phelps also served as a general partner of Duchossois Technology Partners, a venture capital firm, from May 1999 to January 2013 and as a general partner of Opus Capital, a venture capital firm, from October 2006 until June 2009. From January 1994 to September 1998, Mr. Phelps held an investment management position with the Pritzker Financial Office in Chicago, and, prior to that time, he was employed by Ernst & Young LLP as a certified public accountant. Mr. Phelps holds a B.S. degree in business administration from The Ohio State University and an M.B.A. from the University of Chicago. We believe that Mr. Phelps is qualified to serve as a member of our board of directors because of his financial expertise, significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of technology companies, and his tenure with our company.
There are no familial relationships among our directors and officers.

Director Compensation
Annual and Meeting Fees. During fiscal 2014, our non-employee directors received the following cash compensation for their service on the board of directors and its committees:

•	$33,000 annual cash retainer;

•	$10,000 for the chairman of the board

•	$20,000 for the chair of our audit committee and $9,000 for each of its other members;

•	$13,000 for the chair of our compensation committee and $6,750 for each of its other members; and

•	$7,500 for the chair of our nominating and corporate governance committee and $3,750 for each of its other members.
Beginning in fiscal 2015, our non-employee directors will receive the following cash compensation for their service on the board of directors and its committees:

•	$35,000 annual cash retainer;

•	$10,000 for the chairman of the board

•	$20,000 for the chair of our audit committee and $10,000 for each of its other members;

•	$15,000 for the chair of our compensation committee and $8,000 for each of its other members; and

•	$8,000 for the chair of our nominating and corporate governance committee and $5,000 for each of its other members.
We pay the annual retainer fee and any additional fees to each director in equal quarterly installments.

In addition to these annual retainer fees, we pay any non-employee director who in any fiscal year attends more than 10 meetings held by our board of directors or by any committee of our board of directors on which he or she serves meeting fees of $1,000 for each meeting ($500 for each meeting of our compensation committee or nominating and corporate governance committee) attended in excess of the threshold number of meetings.
Equity Awards. Prior to fiscal 2015, our non-employee director equity compensation policy provided that, following our IPO, each newly-elected or appointed non-employee director would be granted a stock option having a fair market value on the grant date equal to approximately $250,000 and, immediately following each annual meeting of our stockholders, each non-employee director would automatically be granted an additional stock option having a fair market value on the date of grant equal to approximately $150,000 if the non-employee director has served continuously as a member of our board of directors for at least one year. Each initial stock option award vests in equal annual installments over three years from the date of grant while each annual stock option award vests in full on the earlier of the one-year anniversary of the date of grant or immediately prior to the first annual meeting of our stockholders to occur after the date of grant. Stock options granted to the non-employee directors are immediately exercisable in full; however, any unvested shares issued upon exercise will be subject to a right of repurchase by us upon termination of service, which right will lapse in accordance with the vesting schedule described above. Options granted to non-employee directors under the policy described above accelerate and vest in full in the event of a Change in Control. The awards have 10-year terms and will terminate three months following the date the director ceases to be one of our directors or consultants or 12 months following that date if the termination is due to death or disability.
Beginning in fiscal 2015, our non-employee director equity compensation policy provides that each newly-elected or appointed non-employee director will be granted restricted stock units (RSUs) having a fair market value on the grant date equal to approximately $450,000 and, immediately following each annual meeting of our stockholders, each non-employee director will automatically be granted additional RSUs having a fair market value on the date of grant equal to approximately $200,000 if the non-employee director has served continuously as a member of our board of directors for at least one year. Each initial RSU award will vest in equal annual installments over three years from the date of grant while each annual RSU award will vest in full on the earlier of the one-year anniversary of the date of grant or immediately prior to the first annual meeting of our stockholders to occur after the date of grant. RSUs granted to non-employee directors under the policy described above will accelerate and vest in full in the event of a Change in Control. In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards.
Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.

The following table provides information for the fiscal year ended July 31, 2014 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2014.
Director Compensation — Fiscal 2014

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Richard E. Belluzzo(3)	$46,688	$154,209	$200,897
Laura C. Conigliaro(3)	$52,125	$154,209	$206,334
Philip Fasano(2)	$9,937	$262,045	$271,982
Fred M. Gerson(3)	$59,750	$154,209	$213,959
Michael L. Goguen(3)	$54,438	$154,209	$208,647
Daniel J. Phelps(3)	$42,000	$154,209	$196,209
 ____________________________

(1)
Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted during the fiscal year. For information on the valuation assumptions with respect to stock option grants, refer to note 10 of our notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014. There can be no assurance that this grant date fair value will ever be realized by the non-employee director. For information regarding the number of stock options held by each non-employee director as of July 31, 2014, see the table in note 3 below.

(2)
As a new non-employee director, we granted Mr. Fasano options to purchase 35,000 shares of our common stock at an exercise price of $13.37 per share in June 2014. The stock options will vest in equal annual installments over three years from the date of grant.

(3)
As a continuing non-employee director, following our 2013 annual meeting of stockholders held in December 2013, this director was granted options to purchase 22,500 shares of our common stock at an exercise price of $30.48 per share. The stock options will vest in full on the earlier of the one-year anniversary of the date of grant or immediately prior to the first annual meeting of our stockholders to occur after the date of grant.

Our non-employee directors held the following outstanding number of stock options as of July 31, 2014.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Total Option Awards Outstanding(#)
Richard E. Belluzzo	9,500	41,500	51,000
Laura C. Conigliaro	55,277	48,889	104,166
Philip Fasano	—	35,000	35,000
Fred M. Gerson	48,443	44,723	93,166
Michael L. Goguen	15,000	22,500	37,500
Daniel J. Phelps	8,000	22,500	30,500

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH
OF THE TWO NOMINATED DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected Ernst & Young LLP as Infoblox’s principal independent registered public accounting firm to perform the audit of Infoblox’s consolidated financial statements for the fiscal year ending July 31, 2015. As a matter of good corporate governance, our audit committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that Ernst & Young LLP is not ratified by our stockholders, the audit committee will review its future selection of Ernst & Young LLP as Infoblox’s principal independent registered public accounting firm.
Ernst & Young LLP audited Infoblox’s financial statements for Infoblox’s 2014 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with SEC rules and regulations, Ernst & Young LLP periodically rotates the individuals who are responsible for Infoblox’s audit.
In addition to performing the audit of Infoblox’s consolidated financial statements, Ernst & Young LLP provided various other services during fiscal 2014 and 2013. Our audit committee has determined that Ernst & Young LLP’s provisioning of these services, which are described below, does not impair Ernst & Young LLP’s independence from Infoblox. The aggregate fees for fiscal 2014 and 2013 for each of the following categories of services are as follows:

Fees Billed to Infoblox	Fiscal Year 2014	Fiscal Year 2013
Audit fees(1)	$1,038,000	$960,700
Audit related fees(2)	2,790	2,505
Tax fees(3)	33,900	109,000
All other fees	—	—
Total fees	$1,074,690	$1,072,205

(1)
“Audit fees” include fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements and advisory services on accounting matters that were addressed during the annual audit and quarterly reviews. This category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements, such as consents and review of documents filed with the SEC.

(2)
“Audit related fees” include fees for professional services rendered that are reasonably related to the performance of the audit or review of our consolidated financial statements including subscription for the online library of accounting research literature.

(3)
“Tax fees” include fees for tax advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters, and assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, stockholders are entitled to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. Accordingly, you are being asked to vote on the following resolution at the 2014 Annual Meeting of Stockholders:

‘‘Resolved, that the compensation paid to the named executive officers of Infoblox Inc., as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion & Analysis, compensation tables and narrative discussion set forth on pages 20 to 34 of this proxy statement, is hereby approved.”

As described more fully in the Compensation Discussion & Analysis section of this proxy statement, our named executive officers are compensated in a manner consistent with our pay for performance philosophy and corporate governance best practices. Some highlights, which are discussed further in the Compensation Discussion & Analysis, of the consistency between the compensation of our named executive officers and our “pay-for-performance” compensation philosophy are as follows:

•
In fiscal 2014, we recorded continued year-over-year growth in total net revenue and across all geographies despite the challenges we experienced in our sales execution during year. While we say increases in our total net revenue, our operating losses increased in fiscal 2014, primarily due to continued investments in headcount and infrastructure to grow the business, which exceeded our revenue growth. The year-over-year decrease in our named executive officers’ actual annual “total direct compensation” and cash bonus awards is consistent with the decrease in our financial results, reflecting our strong commitment to pay for performance.

•	We maintained our named executive officers’ annual base salaries at their fiscal 2013 levels.

•
We did not pay bonuses under our annual cash incentive plan for the last three fiscal quarters of the year and the total commissions paid to our Executive Vice President, Worldwide Field Operations was equal to approximately 89% of his target commission opportunity for fiscal 2014 under our commission plan.

•
We granted long-term equity awards only to Mr. Fulton in connection with the commencement of his employment with our company as the Compensation Committee believed that the other Named Executive Officers’ existing equity awards were providing them with sufficient incentive to help us achieve our long-term growth objectives and were effectively retaining them.

We encourage you to read the Compensation Discussion & Analysis section beginning on page 20 of this proxy statement for additional details on our executive compensation program, including our compensation philosophy and objectives, as well as the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2014.

The vote on the compensation of our named executive officers is advisory, and therefore not binding. Although the vote is non-binding, our compensation committee and board of directors value your opinion and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also provide stockholders the opportunity to indicate how frequently we should hold future advisory votes on the compensation of our named executive officers. Stockholders may indicate whether they would prefer to have future advisory votes on executive compensation every year, every two years, every three years or abstain from voting on this proposal.

After careful consideration, our board of directors recommends that future advisory votes on compensation of our named executive officers be held annually. Our board of directors believes that holding a vote every year is the most appropriate option because (i) it would enable our stockholders to provide us with input regarding the compensation of our named executive officers on a timely basis; and (ii) it is consistent with our practice of engaging with our stockholders, and obtaining their input, on our corporate governance matters and our executive compensation philosophy, policies and practices.

Stockholders are not voting to approve or disapprove our board of directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future advisory votes on the compensation of our named executive officers by selecting one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes should abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote for an advisory vote on the compensation for our named executive officers every one year.

The frequency with which future advisory votes on compensation of our named executive officers are held is advisory, and therefore not binding. Although the vote is non-binding, our compensation committee and board of directors value your opinion and will consider the outcome of the vote in establishing the frequency with which the advisory vote on compensation of our named executive officers will be held in the future.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “1 YEAR”
UNDER PROPOSAL NO. 4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 31, 2014, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
Percentage ownership of our common stock is based on 55,779,505 shares of our common stock outstanding on October 31, 2014. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of October 31, 2014 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Infoblox Inc., 3111 Coronado Drive, Santa Clara, California 95054.

Name of Beneficial Owner	Shares Beneficially Owned		Percent Owned
Directors and Named Executive Officers
Robert D. Thomas	1,247,636	(1)	2.2%
Remo E. Canessa	535,368	(2)	*
Christopher J. Andrews	211,638	(3)	*
Scott J. Fulton	—
David N. Gee	72,085	(4)	*
W. Stephen Nye	255,546	(5)	*
Sohail Parekh	248,474	(6)	*
Richard E. Belluzzo	51,000	(7)	*
Laura C. Conigliaro	104,166	(8)	*
Philip Fasano	35,000	(9)	*
Fred M. Gerson	98,166	(10)	*
Michael L. Goguen	72,627	(11)	*
Daniel J. Phelps	30,500	(12)	*
All executive officers and directors as a group (12 persons)	2,962,206	(13)	5.3%

Greater than 5% Beneficial Owners
Cadian Capital Management, LP	5,354,384	(14)	9.6%
Duchossois Technology Partners, L.L.C.	2,951,902	(15)	5.3%
_________________
* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)
Includes 806,086 shares held by Mr. Thomas and 441,550 shares subject to options exercisable within 60 days of October 31, 2014, of which 93,334 are unvested and would, if Mr. Thomas exercised them, be subject to a right of repurchase in our favor upon Mr. Thomas’ cessation of service prior to vesting.

(2)
Includes 333,470 shares held by Mr. Canessa, 55,000 shares held by his minor children, and 146,898 shares subject to options exercisable within 60 days of October 31, 2014, of which 52,500 are unvested and would, if Mr. Canessa exercised them, be subject to a right of repurchase in our favor upon Mr. Canessa’s cessation of service prior to vesting.

(3)
Includes 35,588 shares held by Mr. Andrews and 171,675 shares subject to options exercisable within 60 days of October 31, 2014, of which 54,168 are unvested and would, if Mr. Andrews exercised them, be subject to a right of repurchase in our favor upon Mr. Andrews’ cessation of service prior to vesting. Also includes 4,375 RSUs vesting within 60 days of October 31, 2014 that will be releasable at the vesting date.

(4)	Includes 72,085 shares subject to options exercisable within 60 days of October 31, 2014.

(5)	Includes 29,379 shares held by Mr. Nye and 226,167 shares subject to options exercisable within 60 days of October 31, 2014.

(6)
Includes 2,318 shares held by Mr. Parekh and 246,156 shares subject to options exercisable within 60 days of October 31, 2014, of which 49,167 are unvested and would, if Mr. Parekh exercised them, be subject to a right of repurchase in our favor upon Mr. Parekh’s cessation of service prior to vesting.

(7)
Includes 51,000 shares subject to options exercisable within 60 days of October 31, 2014, of which 19,000 are unvested and would, if Mr. Belluzzo exercised them, be subject to a right of repurchase in our favor upon Mr. Belluzzo’s cessation of service prior to vesting.

(8)
Includes 104,166 shares subject to options exercisable within 60 days of October 31, 2014, of which 19,445 are unvested and would, if Ms. Conigliaro exercised them, be subject to a right of repurchase in our favor upon Ms. Conigliaro’s cessation of service prior to vesting.

(9)
Includes 35,000 shares subject to options exercisable within 60 days of October 31, 2014, of which all are unvested and would, if Mr. Fasano exercised them, be subject to a right of repurchase in our favor upon Mr. Fasano’s cessation of service prior to vesting.

(10)
Includes 5,000 shares held by Mr. Gerson and 93,166 shares subject to options exercisable within 60 days of October 31, 2014, of which 16,667 are unvested and would, if Mr. Gerson exercised them, be subject to a right of repurchase in our favor upon Mr. Gerson’s cessation of service prior to vesting.

(11)	Includes 35,127 shares held by Mr. Goguen and 37,500 shares subject to options exercisable within 60 days of October 31, 2014.

(12)	Includes 30,500 shares subject to options exercisable within 60 days of October 31, 2014.

(13)
Includes 1,301,968 shares held by Directors and Named Executive Officers and 1,655,863 shares subject to options exercisable within 60 days of October 31, 2014, of which 339,281 are unvested and would, if the individuals exercised them, be subject to a right of repurchase in our favor upon the individuals’ cessation of service prior to vesting. Also includes 4,375 RSUs vesting within 60 days of October 31, 2014 that will be releasable at the vesting date.

(14)
Based solely on a Schedule 13G filing by Cadian Capital Management, LP on November 3, 2014, reporting shared voting and dispositive power over the shares. The stockholder’s address is 535 Madison Avenue, 36th Floor, New York, NY 10022.

(15)
Based solely on a Schedule 13G filing by Duchossois Technology Partners, L.L.C. on February 14, 2013, reporting shared voting and dispositive power over the shares.  The stockholder’s address is 845 Larch Avenue, Elmhurst, IL 60126.

OUR MANAGEMENT
The names of our executive officers and our chief technology officer, their ages as of October 31, 2014, and their positions are shown below.

Name	Age	Position
Robert D. Thomas	65	Director, President and Chief Executive Officer
Stuart M. Bailey	43	Chief Technology Officer
Remo E. Canessa	57	Chief Financial Officer
Thorsten Freitag	47	Executive Vice President, Worldwide Field Operations
Scott J. Fulton	45	Executive Vice President, Products
David N. Gee	47	Executive Vice President, Marketing
Sohail M. Parekh	51	Executive Vice President, Engineering
Our board of directors chooses executive officers, who then serve at the board of directors’ discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Infoblox.

For information regarding Mr. Thomas, please refer to Proposal No. 1, “Election of Directors,” above.

Robert D. Thomas has served as our president and chief executive officer since September 2004. From October 1998 to April 2004, when it was acquired by Juniper Networks, Inc., he served as president, chief executive officer and a director of NetScreen Technologies, Inc., a network security company. From October 1989 to September 1998, Mr. Thomas served in several roles at Sun Microsystems, Inc., a computer hardware and software company, including general manager of intercontinental operations for its software business, director of international market development, and director of marketing in Australia and New Zealand. Mr. Thomas has also served on the boards of directors of several private companies. Mr. Thomas holds a B.S. degree in mathematics from Adelaide University in Australia.
Stuart M. Bailey founded our company in 1999, and has served us in various officer capacities since that time, including most recently as chief technology officer. He also served as a member of our board of directors from our inception to April 2012. Prior to founding our company, he served as technical lead for the Laboratory for Advanced Computing/National Center for Data Mining at the University of Illinois at Chicago, where he led teams in developing advanced distributed data architectures. He holds a B.S. degree in computer engineering from the University of Illinois.

Remo E. Canessa has served as our chief financial officer since October 2004. Prior to joining our company, he served as chief financial officer and corporate secretary of NetScreen Technologies, Inc. from July 2001 to April 2004, when it was acquired by Juniper Networks, Inc. From December 1998 to July 2001, Mr. Canessa served as vice president of finance, chief financial officer and treasurer of Bell Microproducts, Inc., a computer equipment distribution company, where he had previously served for five years in various financial capacities. He holds a B.A. degree in economics from the University of California, Berkeley and an M.B.A. from the Santa Clara University and is a certified public accountant. Since September 2013, Mr. Canessa has served as the chairman of the audit committee of the board of directors of Aerohive Networks, Inc., a cloud-managed mobile networking platform provider.
Thorsten Freitag has served as our executive vice president, worldwide field operations since October 2014, and as senior vice president, global sales, from March 2014 to September 2014. From January 2009 to March 2014, Mr. Freitag served as senior vice president for Europe, Middle East and Africa at F5 Networks, Inc., a provider of application delivery networking products. From July 2007 to December 2008, Mr. Freitag served as senior vice president, global partner & channel sales for Siemens Enterprise Communications, a provider of telecommunications networking products. From November 2004 to June 2007, he served as managing director at the Business Acceleration Group, a global financial services and business accelerator for technology companies. From June 1995 to October 2004, Mr. Freitag held senior sales management positions at Cisco Systems, Inc., a networking company, in Germany, South Korea, and South Africa. He holds a B.Sc. in Information Technologies & Business Administration from University Laar, Germany.
Scott J. Fulton has served as our executive vice president, products since March 2014. From November 2007 to October 2013, he served as the vice president and general manager of the cloud management business at BMC Software, Inc., a provider of IT management solutions. From August 1996 to November 2007, he worked in Hewlett-Packard’s software business, most recently serving as senior director with general management responsibilities for the IT Operations product lines and the India R&D Center. He holds a B.A. degree in economics from University of Michigan and an M.B.A. from UC Davis.
    David N. Gee has served as our executive vice president, marketing since March 2012. Prior to joining our company, Mr. Gee worked at Hewlett-Packard Company, a computer software and information technology company, serving as vice president of the marketing and enterprise for the webOS business unit from February 2011 to March 2012, vice president of worldwide marketing for HP enterprise services from February 2009 to February 2011 and vice president of worldwide marketing for HP software from September 2003 to February 2009. From 2001 to 2003, he served as vice president of portal solutions at Yahoo! Inc., an internet company. From 1999 to 2001, Mr. Gee served as vice president of global iforce programs for Sun Microsystems, Inc., a computer hardware and software company. From 1995 to 1999, he served as director of netgen sales and marketing for IBM, an information technology solutions company. He holds a B.S. degree in marketing from Lancaster University and an M.B.A. from Georgetown University.
Sohail M. Parekh has served as our executive vice president, engineering since January 2010 and served as our vice president, engineering from August 2007 to January 2010. Prior to joining our company, he served as vice president of engineering of Vernier Networks, Inc., a network access control products company, from October 2003 to July 2007, and vice president of engineering of Syndeo Corporation, a communications software company, from 1999 to 2003. From 1999 to 2000, he served as senior development manager at Cisco Systems, Inc. He holds a B.S. degree in electrical engineering from the University of Houston.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis discusses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for fiscal 2014, and the most important factors relevant to an analysis of these policies and practices. It also provides qualitative information regarding the manner and context in which compensation was paid and awarded to and earned by our executive officers and places in perspective the data presented in the compensation tables and accompanying narrative below.

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for 2014 for the following executive officers (our “Named Executive Officers”):

▪	Robert D. Thomas, our President and Chief Executive Officer (our “CEO”);

▪	Remo E. Canessa, our Chief Financial Officer (our “CFO”);

▪	Scott J. Fulton, our Executive Vice President, Products;

▪	David Gee, our Executive Vice President, Marketing;

▪	Sohail M. Parekh, our Executive Vice President, Engineering;

▪	Christopher J. Andrews, our Executive Vice President, Worldwide Field Operations through September 2014; and

▪	W. Stephen Nye, our Executive Vice President of Product Strategy and Corporate Development through March 2014.

2014-2015 Management Changes

In fiscal 2014 and early fiscal 2015, we also experienced or announced several transitions in our executive management team, including the following:

▪	Mr. Fulton joined the Company as our Executive Vice President, Products, in March 2014.

▪	Mr. Nye ceased serving as our Executive Vice President of Product Strategy and Corporate Development in March 2014.

▪	In May 2014, Mr. Thomas notified us that he had decided to step down as the Company’s President and Chief Executive Officer once his successor is appointed, and we began a search for his successor.

▪	In September 2014, the Company and Mr. Andrews mutually agreed that he would step down as our Executive Vice President, Worldwide Field Operations.

▪	Thorsten Freitag was promoted to the position of Executive Vice President, Worldwide Field Operations in October 2014.

Executive Summary

Fiscal 2014 Business Highlights and Management Changes

In fiscal 2014, we recorded continued year-over-year growth in total net revenue and across all geographies despite the challenges we experienced in our sales execution during the year.

▪	Total net revenue increased 11.2% year-over-year, with services revenue increasing by 23.9% and product revenue by 1.7%.

▪	From a geographic perspective, year-over-year revenue increased by 11.8% in the Americas, 7.7% in Europe, the Middle East, and Africa, and 16.1% in Asia and the Pacific.

While we saw increases in our total net revenue, our operating losses increased in fiscal 2014, primarily due to continued investments in headcount and infrastructure to grow the business, which exceeded our revenue growth.

Fiscal 2014 Compensation Highlights

Consistent with our performance and compensation objectives, the compensation committee of the Board of Directors (the “Compensation Committee”) approved the following compensation actions for our Named Executive Officers for fiscal 2014:

▪	Maintained their annual base salaries at their fiscal 2013 levels.

▪	Paid cash bonuses under our annual cash incentive plan for only the first fiscal quarter of the year, including a cash bonus for the first fiscal quarter in the amount of $43,500 to our CEO.

▪	Paid our Executive Vice President, Worldwide Field Operations total commissions equal to approximately 89% of his target commission opportunity for fiscal 2014 under our commission plan.

▪
Granted long-term equity awards only to Mr. Fulton in connection with the commencement of his employment with the Company as the Compensation Committee believed that the other Named Executive Officers’ existing equity awards were providing them with sufficient incentive to help us achieve our long-term growth objectives and were effectively retaining them.

As a result, the actual annual “total direct compensation” (i.e., the sum of annual base salary, plus cash bonus or commission opportunity, plus grant date fair value of long-term equity incentive compensation) received by our named executive officers decreased year-over-year.

Pay-for-Performance Philosophy

Our executive compensation philosophy, which is embodied in the design and operation of our annual cash and long-term equity incentive compensation plans, is designed to ensure that a substantial portion of the compensation for our executive officers, including our Named Executive Officers, is contingent on our ability to meet and exceed our annual financial plan objectives and longer-term growth objectives. Consequently, we believe that our executive compensation program creates commonality of interest between our executive officers and stockholders for long-term value creation. Our commitment to a “pay-for-performance” compensation philosophy is reflected in the following aspects of our executive compensation program:

▪
A substantial portion of our executive officers’ target cash compensation opportunity is performance-based. For fiscal 2014, approximately 50% of the target cash compensation opportunities of our CEO, and approximately 37%, on average, of the target cash compensation opportunities of our other Named Executive Officers was contingent on our executive team’s meeting and exceeding the objectives of our annual financial plan.

▪
The payouts under our annual cash incentive and commission plans reflected our performance in fiscal 2014. Since we did not achieve our financial performance objectives for the last three fiscal quarters of fiscal 2014, no cash bonuses were paid for such quarters under the annual cash incentive plans or for the annual component of the annual cash incentive plan. Similarly, during fiscal 2014, we achieved approximately 89% of the target for Net Revenues (as defined below), the annual financial performance goal, under our commission plan. As a result, for fiscal 2014, the cash bonus payments to our Named Executive Officers were approximately 10% of their target cash bonus opportunities under the annual cash incentive plan, and the commission payments to our Executive Vice President, Worldwide Field Operations was approximately 89% of his target commission opportunity.

▪
While we strive to offer fully-competitive target "total direct compensation” opportunities (i.e., the sum of annual base salary, plus target cash bonus or commission opportunity, plus grant date fair value of long-term equity incentive compensation) for each of our executive officers to recognize the experience, industry expertise, and leadership that he brings to us, the actual amounts received or “realized” by each executive officer from his compensation package is highly dependent on the ability of our executive team to achieve financial results and meet key operational milestones over an extended period of time, which influence the market price of our common stock.

▪	The Compensation Committee monitors our executive compensation program and updates and refines our executive compensation policies and practices as appropriate to enhance our compensation philosophy.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2014:

▪	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

▪
Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2014 compensation reviews. This consultant performed no consulting or other services for the Company.

▪
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

▪
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

▪
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on Company performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.

▪
No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers;

▪	Limited Perquisites. We provide limited perquisites or other personal benefits to our executive officers;

▪	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits;

▪
No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

▪	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;

▪
“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid);

▪
Compensation Recovery (“Clawback”) Policy. We have adopted a policy for the recovery of cash-based incentive compensation paid to our executive officers where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement;

▪	Stock Ownership Guidelines. We have adopted guidelines for the minimum ownership of shares of our common stock by our executive officers and the members of the Board of Directors;

▪
Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives; and

▪	Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers, and directors from hedging or pledging our securities.

Executive Compensation Philosophy and Objectives

We compensate our executive officers, including our Named Executive Officers, based on overall corporate and individual performance. We design our compensation packages to enable us to recruit, motivate, and retain talented executive officers with proven experience. Because many of our executive officers, including our Named Executive Officers, lead our most critical functions, they have the ability to directly influence overall Company performance and, as a result, have a greater portion of their target total direct compensation opportunity tied to short-term cash and long-term equity incentives than most of our other employees. Further, we seek to align the interests of our executive officers and stockholders to promote the short-term and long-term growth of our business, and thereby increase stockholder value.

We have designed our executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth and operating income.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee oversees our executive compensation program (including our executive compensation policies and practices), approves the compensation of our executive officers, and administers our various equity compensation plans. The Compensation Committee reviews and approves the various elements of our executive officers’ compensation, as well as any employment arrangements with our executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our executive officers, including our Named Executive Officers, is consistent with our executive compensation philosophy and objectives.

Role of Management

Our CEO and CFO regularly participate in Compensation Committee meetings, providing management input on organizational structure, executive development, and financial analysis. Our CEO provided recommendations (except with respect to his own compensation) to the Compensation Committee regarding the cash and equity compensation for our executive officers and how to use incentive compensation to further our growth. Our executive officers are not present when their specific compensation arrangements are discussed.

In addition, the Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. Our Executive Vice President of Human Resources regularly participated in meetings of the Compensation Committee during fiscal 2014. In addition, our General Counsel also regularly attended meetings of the Compensation Committee to provide support and assistance with respect to the legal implications of our compensation decisions.

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers. In fiscal 2014, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. A representative of Compensia regularly attended meetings of the Compensation Committee, responded to committee members’ inquiries, and provided its analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Compensia in fiscal 2014 were as follows:

▪	Assisted in the review and determination of our compensation peer group for fiscal 2014;

▪	Analyzed the executive compensation levels and practices of the companies in our compensation peer group;

▪
Provided advice with respect to compensation best practices and market trends for executive officers and directors, including competitive positioning data for purposes of recruiting new executive officers;

▪	Assisted with the design of the short-term cash and long-term equity incentive compensation plans for our executive officers;

▪	Assessed our compensation risk profile and reported on this assessment;

▪	Analyzed the director compensation levels and practices of the companies in our compensation peer group; and

▪	Provided ad hoc advice and support throughout the year.

Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the New York Stock Exchange, and has concluded that no work performed by Compensia during fiscal year 2014 raised a conflict of interest.

Competitive Positioning

In connection with establishing our executive compensation program and making related decisions each year, the Compensation Committee develops and uses a compensation peer group for competitive positioning purposes. Because the companies included in the compensation peer group are comparable to the Company in a number of ways, including revenue and market capitalization, the Compensation Committee reviews the target total direct compensation opportunities (and each of its components) for our executive officers, including the Named Executive Officers, with reference to the 50th percentile of total direct compensation paid to comparable executives at companies within our compensation peer group.

During the first half of fiscal 2014, the Compensation Committee used the following compensation peer group, which was developed in fiscal 2013 with the assistance of Compensia based on an evaluation of companies that the Compensation Committee believed were comparable to us with respect to operations, revenue level, industry segment, and market conditions, as a reference source in its executive compensation deliberations:

Acme Packet	Ixia
Advent Software	NetScout Systems
Aruba Networks	ShoreTel
Bottomline Technologies	SolarWinds
Calix	Sonus Networks
Cavium	Solarfire
CommVault Systems	Synchronoss Technologies
Fortinet	VASCO Data Security
Fusion-IO	OPNET Technologies
Interactive Intelligence

In February 2014, with the assistance of Compensia, the Compensation Committee reviewed and updated our compensation peer group to reflect the changes in our market capitalization over the previous several years, recognize our evolving business focus and account for acquisitions of peer companies. As a result, the Compensation Committee added seven new companies and removed six existing companies from the peer group. The compensation peer group for the second half of fiscal 2014 consisted of the following companies:

Advent Software	Ixia
Aruba Networks	Netscout Systems
Barracuda Networks	NetSuite
Bottomline Technologies	Nimble Storage
Cavium	Palo Alto Networks
CommVault Systems	SolarWinds
FireEye	Sonus Networks
Fortinet	Splunk
Fusion-IO	Synchronoss Technologies
Interactive Intelligence	Tableau Software

The Compensation Committee used the updated compensation peer group as a reference source in its executive compensation deliberations with respect to a mid-year review of target bonus opportunity levels and long-term equity incentive awards.

Our compensation peer groups for fiscal 2014 included U.S.-based companies within the communications equipment and systems/application software sectors that the Compensation Committee believed were representative of the companies with which we compete for executive talent. The updated compensation peer group consisted only of companies with similar revenue levels (generally, 0.5x to 2.0x our revenue level as of January 2014) and market capitalizations (generally, 0.25x to 4.0x our market capitalization as of January 2014). Compensation peer group comparison data were collected from publicly-available information contained in the SEC filings of the peer group companies, as well as from the Radford Global Technology Survey. The Compensation Committee uses the Radford survey as a source of market data and other information related to trends and competitive practices in executive compensation.

Compensation Elements

Our executive officers, including our Named Executive Officers, are compensated through a mix of compensation elements, consisting of base salary, short-term cash bonus opportunities, long-term incentive compensation in the form of equity awards, health and welfare benefits, and post-employment compensation arrangements.

Base Salary

The Compensation Committee reviews the base salaries of our executive officers, including our Named Executive Officers, each fiscal year and considers whether to adjust their base salaries taking into account competitive market data, company and individual performance from the prior fiscal year, and promotions or changes in responsibilities. Typically, the Compensation Committee sets the base salaries of our executive officers at levels which are consistent with the competitive market as reflected in our compensation peer group, and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her experience, and the base salary levels of the other executive officers.

In February 2013, the Compensation Committee reviewed the annual base salary of each of our executive officers, including our Named Executive Officers who were serving at that time, and after comparing their annual base salaries to those of the executives holding comparable positions at the companies in the compensation peer group and considering the recommendations of our CEO (except with respect to his own base salary) and the other factors described above, determined not to adjust their annual base salaries. In connection with his appointment as our Executive Vice President, Products in March 2014, the annual base salary of Mr. Fulton was set at $300,000 by the Compensation Committee as a result of arms-length negotiations with him. The annual base salaries for our Named Executive Officers for fiscal 2013 and fiscal 2014 were as follows:

Named Executive Officer	Fiscal 2013 Base Salary	Fiscal 2014 Base Salary	Percentage Adjustment
Mr. Thomas	$435,000	$435,000	—%
Mr. Canessa	$300,000	$300,000	—%
Mr. Andrews	$300,000	$300,000	—%
Mr. Fulton	$—	$300,000	N/A
Mr. Gee	$300,000	$300,000	—%
Mr. Parekh	$300,000	$300,000	—%
Mr. Nye	$260,000	$260,000	—%

The actual base salary paid to each of our Named Executive Officers for fiscal 2014 is set forth in the “Fiscal 2014 Summary Compensation Table” below.

Short-Term Cash Bonuses

In general, we use quarterly and annual cash bonuses to motivate our executive officers, including our Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these quarterly and annual cash bonuses constitute a significant percentage of the target total direct compensation opportunity of our executive officers.

In general, the Compensation Committee establishes annual cash bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executive officers for our corporate performance each fiscal quarter and the entire fiscal year, and, on a collective basis, their performance as a management team over the entire fiscal year. This cash bonus plan pays out on a fiscal quarter basis. The cash bonus plan is designed to pay above-target bonus payments when we exceed our annual performance objectives and below-target bonus payments when we do not achieve these objectives.

In September 2013, the Compensation Committee determined to provide cash bonus opportunities to our executive officers, including our Named Executive officers, pursuant to an annual cash bonus plan for fiscal 2014 (the “Fiscal 2014 Bonus Plan”).

Target Cash Bonus Opportunities

The Compensation Committee reviews the target cash bonus and commission opportunities of our executive officers, including our Named Executive Officers, each fiscal year and considers whether to adjust their opportunities taking into account our strategic objectives, competitive market data, Company and individual performance from the prior fiscal year, and promotions or changes in responsibilities. Typically, the Compensation Committee sets the cash bonus and commission opportunities of our executive officers at levels which are consistent with the competitive market as reflected in our compensation peer group, and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her experience, and the cash bonus or commission opportunity levels of the other executive officers.

The target annual cash bonus opportunity for each of our Named Executive Officers, other than Mr. Andrews (who participated in a separate commission and/or sales compensation plan), under the Fiscal 2014 Bonus Plan was expressed as a percentage of base salary, as follows:

Named Executive Officer	Target Award (as a % of base salary)
Mr. Thomas	100%
Mr. Canessa	60%
Mr. Andrews	100%
Mr. Fulton	50%
Mr. Gee	50%
Mr. Parekh (1)	55%
Mr. Nye	50%

(1)	Mr. Parekh’s target annual cash bonus opportunity was 50% of his annual base salary until January 31, 2014, and thereafter was 60% of his annual base salary.

In establishing these target annual cash bonus opportunities, the Compensation Committee followed an approach similar to the approach it took to determine not to adjust the Named Executive Officer’s annual base salaries. After comparing their bonus and commission opportunities to those of the executives holding comparable positions at the companies within the compensation peer group and considering the recommendations of our CEO (except with respect to his own bonus opportunity) and the other factors described above, the Compensation Committee determined not to adjust their bonus or commission opportunities at the outset of the year. Following the updates to our compensation peer group in February 2014, the Compensation Committee once again evaluated the executive officers’ target cash compensation opportunities and concluded that Mr. Parekh’s total cash compensation opportunity was below the 50th percentile of total cash compensation paid to the comparable executive at companies within our compensation peer group. As a result, the Compensation Committee increased Mr. Parekh’s target cash bonus opportunity to 60% of his annual base salary, effective February 1, 2014, to bring his target total cash compensation opportunity in line with the compensation peer group mean as well as to enhance our ability to retain him and provide him with sufficient incentive to help us achieve our long-term growth objectives.

In connection with his appointment as our Executive Vice President, Products in March 2014, the target annual cash bonus opportunity of Mr. Fulton was set at 50% of his annual base salary by the Compensation Committee as a result of arms-length negotiations with him.

Performance Measures

The Fiscal 2014 Bonus Plan was designed to reward our executive officers, including our Named Executive Officers (other than Mr. Andrews), for their performance as measured against target levels established for the following:

▪	revenue;

▪	non-GAAP operating income; and

▪	strategic objectives.

For purposes of the Fiscal 2014 Bonus Plan, the computation of “non-GAAP operating income” excluded stock-based compensation expense, amortization of intangible assets, and acquisition-related expenses.

The performance measures selected by the Compensation Committee for the Fiscal 2014 Bonus Plan reflected its belief that, as a “growth company,” our executive officers should be rewarded for revenue growth, but only if that revenue growth was achieved in accordance with our operating income objectives, and the achievement of key strategic objectives. The Compensation Committee considered the selected performance measures to be the best indicators of financial success and long-term stockholder value creation.

Bonus Plan Design and Implementation

Under the Fiscal 2014 Bonus Plan, each participant was eligible to receive:

▪
up to four quarterly bonuses, each targeted at an amount equal to 20% of the participant’s total target annual cash bonus opportunity, in each case based on attainment of quarterly performance objectives derived from the Company’s financial plan and quarterly forecasts for revenue and operating income (with each performance goal equally weighted); and

▪
one annual bonus targeted at an amount equal to 20% of the participant’s total target annual cash bonus opportunity based on the achievement of specified and pre-established strategic objectives (as described below).

The target performance levels for the revenue and operating income performance measures were approved by the Compensation Committee on a quarterly basis, near the beginning of each fiscal quarter. The actual bonus payment for each fiscal quarter was to be equal to the target annual cash bonus opportunity for that quarter multiplied by a percentage (which could be more or less than 100% but not in excess of 125%) that varied depending upon the actual level of achievement with respect to each applicable performance measure.

If the pre-established threshold level of performance required for a payment equal to 25% of the target annual cash bonus opportunity for a fiscal quarter was not met, the funding level for the award for that quarter was zero, and the executive officers would receive no bonus payment for that fiscal quarter. Payments with respect to actual performance at levels higher than 25% of the target annual cash bonus opportunity were paid only if the level of performance required for the applicable payment was met or exceeded.

To be eligible for a quarterly payment under the Fiscal 2014 Bonus Plan, an executive officer must be employed as of the date such bonus payment was made. The Compensation Committee reserved the right, in its sole discretion, to modify or terminate the Fiscal 2014 Bonus Plan at any time.

In addition to the foregoing financial performance goals, our executive officers, including our Named Executive Officers, were eligible to receive a bonus after the completion of the fiscal year based on the Compensation Committee’s assessment of their performance, evaluated on a collective basis, in making progress on specific new product innovation, introduction, and expansion objectives. As provided under the Fiscal 2014 Bonus Plan, our executive officers were eligible to receive this bonus payment only to the extent that we achieved or exceeded our revenue goal for fiscal 2014.

Bonus Plan Performance Achievement Levels and Decisions

At each of its quarterly meetings where it reviewed our financial results, the Compensation Committee determined the bonus payments for our executive officers, including the Named Executive Officers (other than Mr. Andrews), under the Fiscal 2014 Bonus Plan. In November 2014, the Compensation Committee determined to award cash bonuses at the 50% attainment level for the first fiscal quarter of fiscal 2014. Since we did not achieve our revenues and operating income target levels for the remainder of fiscal 2014, no further cash bonuses were awarded in fiscal 2014 to our executive officers, including our Named Executive Officers, for any subsequent fiscal quarter or for the fiscal year as a whole. For 2014, the annualized revenue and non-GAAP operating income goals under the plan were $281.0 million (28% year-over-year increase) and $35.4 million (143% year-over-year increase), respectively, and actual results were $250.3 million (11% year-over-year increase) and $20.4 million (4% year-over-year decline), respectively. The Compensation Committee evaluated these outcomes and, taking into account its pay-for-performance philosophy, determined not to award discretionary or other bonuses.

The following table presents the quarterly bonus payments that were made to our Named Executive Officers under the Fiscal 2014 Bonus Plan:

Named Executive Officer	Fiscal Quarter	Bonus Payment	Percentage of Target
Mr. Thomas	First	$43,500	50%
	Second	—	—
	Third	—	—
	Fourth	—	—
	Fiscal 2014	—	—
	Total	$43,500	10%

Mr. Canessa	First	$18,000	50%
	Second	—	—
	Third	—	—
	Fourth	—	—
	Fiscal 2014	—	—
	Total	$18,000	10%

Mr. Fulton	First	Not Applicable(1)	Not Applicable(1)
	Second	Not Applicable(1)	Not Applicable(1)
	Third	—	—
	Fourth	—	—
	Fiscal 2014	—	—
	Total	$—	—

Mr. Gee	First	$15,000	50%
	Second	—	—
	Third	—	—
	Fourth	—	—
	Fiscal 2014	—	—
	Total	$15,000	10%

Mr. Parekh	First	$15,000	50%
	Second	—	—
	Third	—	—
	Fourth	—	—
	Fiscal 2014	—	—
	Total	$15,000	9%

Mr. Nye	First	$15,000	50%
	Second	—	—
	Third	—	—
	Fourth	—	—
	Fiscal 2014	—	—
	Total	$15,000	10%

(1) Mr. Fulton joined the Company in March 2014, during the Company's fiscal third quarter.

Mr. Andrews did not participate in the Fiscal 2014 Bonus Plan.

Fiscal 2014 Commission Plan

As our Executive Vice President, Worldwide Field Operations during fiscal 2014, Mr. Andrews participated in our fiscal 2014 Sales Commission Plan (the “Fiscal 2014 Commission Plan”).

The Fiscal 2014 Commission Plan was designed to reward Mr. Andrews for the attainment of the monthly and quarterly goals for product, support services, and professional and training services revenues less holds, returns, and other adjustments plus releases of outstanding holds and other adjustments (“Net Revenues”). Mr. Andrews was eligible to receive up to 12 monthly bonuses, each targeted at an amount equal to one-twelfth of his total annual on-target bonus of $300,000, based on attainment of the quarterly Net Revenues goals, with no maximum cap on the bonus amount that could be earned.

Actual monthly awards were payable at amounts equal to the target bonus amount for the month multiplied by a percentage, which could be less than or more than 100%, that was obtained by dividing the actual amount of Net Revenues for the month by the Net Revenues goal for that month. Under the Fiscal 2014 Commission Plan, Mr. Andrews was also eligible to receive an additional award for any fiscal quarter in which the actual amount of Net Revenues for the quarter exceeded the related goal for the quarter equal to the product of the target bonus amount for the quarter multiplied by three times the number of whole and fractional percentage points representing achievement in excess of the goal for that quarter. In recognition of the fact that Mr. Andrews had a greater percentage of his target total direct compensation opportunity subject to corporate performance than any of our other Named Executive Officers, the Fiscal 2014 Commission Plan did not contain a minimum achievement threshold requirement.

On an annualized basis, the target for Net Revenues under the Fiscal 2014 Commission Plan was $281 million and actual result was $250.3 million (an 11.2% year-over-year increase). Accordingly, as a result of application of the above formula, in the aggregate, 89% of the target commission opportunity was paid to Mr. Andrews. For fiscal 2014, Mr. Andrews received total commissions in the amount of $268,143 which consisted of $73,294 for the first fiscal quarter, $67,646 for the second fiscal quarter, $61,847 for the third fiscal quarter, and $65,356 for the fourth fiscal quarter.

The actual annual cash bonus payment received by each of our Named Executive Officers for fiscal 2014 is set forth in the “Fiscal 2014 Summary Compensation Table” below.

Long-Term Incentive Compensation

The long-term equity incentive component of our executive compensation program consists of equity awards in the form of options to purchase shares of our common stock and awards of restricted stock unit awards that are settled in shares of our common stock to ensure that our executive officers, including our Named Executive Officers, have a continuing stake in our long-term success. The Compensation Committee believes that these types of equity awards best meets our overall goals of alignment with long-term performance and stockholder value creation, and retention of our key executive officers.

The Compensation Committee seeks to provide long-term equity incentive awards that are generally competitive with market practice. We typically grant stock options and restricted stock unit awards to our executive officers upon hiring or promotion, in connection with a significant change in responsibilities, or to recognize extraordinary performance. In connection with making grants of equity awards, the Compensation Committee reviews the equity ownership of our executive officers and considers whether to make additional awards, taking into account various factors, including the responsibilities, past performance and anticipated future contributions of the executive officer and the competitiveness of the executive officer's overall compensation package, as well as the executive officer's existing equity holdings, the extent to which these holdings are vested, the potential reward to the executive officer if the market value of our common stock appreciates, and the recommendations of our CEO.

Following our April 2012 initial public offering, we began transitioning to a formal process of granting equity awards as a regular part of our executive compensation program each year. The Compensation Committee also desired to align the timing of future long-term equity incentive compensation awards for our executive officers with the timing of such awards for our other employees, which traditionally occurred toward the beginning of each fiscal year. Recognizing the transition to this regular annual equity award cycle would be a multi-year process and after taking into account the factors described above, in fiscal 2012 and 2013, the Compensation Committee granted equity awards to our then-serving executive officers in amounts that it believed would provide those executive officers, including our Named Executive Officers (other than Mr. Fulton), with sufficient incentive to help us achieve our long-term growth objectives and likely meet our retention objectives until at least fiscal 2015, when we planned to begin granting equity awards to all classes of employees at the same time.

Accordingly, for fiscal 2014, the Compensation Committee did not grant any long-term equity incentive compensation awards to our executive officers other than Mr. Fulton. In connection with his appointment as our Executive Vice President, Products in March 2014, the Compensation Committee granted Mr. Fulton an option to purchase 40,000 shares of our common stock and a restricted stock unit award to be settled for up to 130,000 shares of our common stock, with the amount of such awards determined as a result of arms-length negotiations with him.
The equity awards granted to our Named Executive Officers during fiscal 2014 are set forth in the “Fiscal 2014 Summary Compensation Table” and the “Fiscal 2014 Grants of Plan-Based Awards Table” below. For details of the equity awards granted to our Named Executive Officers prior to fiscal 2014, see the “Outstanding Equity Awards at July 31, 2014 table."

Health and Welfare and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including our Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, healthcare savings accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, subject to the item described in the following sentence, we do not provide perquisites to our executive officers. Currently, we pay the expenses for the spouses or significant others of our executive officers who attend our President’s Club sales incentive trips to accompany them. These expenses primarily involve travel costs.

In the future, we may provide perquisites or other personal benefits in limited circumstances where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. All future practices with respect to perquisites or other personal benefits to our executive officers will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

While we do not have written employment agreements with our executive officers, including our Named Executive Officers, we have extended written employment offer letters to each of our Named Executive Officers. Each of these employment offer letters was approved on our behalf by the Board of Directors or the Compensation Committee, as applicable. Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, a target annual cash bonus opportunity, and a recommendation for an equity award in the form of an option to purchase shares our common stock and/or a restricted stock unit award to be settled for shares of our common stock. We believe that, where applicable, the terms and conditions of these employment offers were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

     In filling these executive positions, the Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, the Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Post-Employment Compensation Arrangements

We have entered into written change in control severance agreements with each of our executive officers, including each of our Named Executive Officers, which provide them with the opportunity to receive various payments and benefits in the event of an involuntary termination of employment under certain specified circumstances, including an involuntary termination of employment in connection with a change in control of the Company.

We provide these arrangements to encourage our executive officers to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for our executive officers when they are evaluating a potential acquisition of us, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the executive officers through the conclusion of the transaction, and to ensure a smooth management transition. These arrangements have been drafted to provide each of our executive officers, including our Named Executive Officers, with consistent treatment that is competitive with current market practices.

Mr. Nye’s Separation Agreement

In connection with his termination of employment with the Company on June 20, 2014, and pursuant to the terms and conditions of a separation agreement between him and the Company, Mr. Nye received a cash payment in an amount equal to $390,000 (100% of his then-current annual base salary and target annual cash bonus opportunity); accelerated vesting of his outstanding and unvested options to purchase shares of our common stock for a period of 12 months; extension of the exercise period for his outstanding options to purchase shares of our common stock to 12 months; and continued medical insurance coverage under COBRA for a period of nine months.

The Compensation Committee determined that these payments and benefits were appropriate in recognition of Mr. Nye’s significant contributions in connection with the Company’s initial public offering of its common stock and as an inducement for his continued assistance during the extended transition of his duties and responsibilities to other members of the Company and the provision of additional services as requested by our CEO.

For a detailed description of the post-employment compensation arrangements of our Named Executive Officers, see “Potential Payments Upon Termination or Change of Control” below.

Other Compensation Policies

Stock Ownership Policy

In September 2014, we adopted equity security ownership guidelines for our executive officers. These guidelines are applicable to each of our executive officers, including our Named Executive Officers, and the non-employee members of the Board of Directors. Our executive officers are required to own shares of our common stock with a value equal to a specific multiple of such executive officer’s base salary as indicated in the table below. Members of the Board of Directors are required to own shares of our common stock with a value equal to three times their annual retainer fee. Our executive officers and the non-employee members of the Board of Directors are required to meet these guidelines within five years of becoming subject to them.

Executive Officer Level	Market Value of Shares Owned as a Multiple of Base Salary
Chief Executive Officer	3x
Other Executive Officers	1x

Compensation Recovery Policy

In September 2014, we adopted a policy regarding retroactive adjustments to cash-based incentive compensation paid to our executive officers, including our Named Executive Officers, where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to update this policy once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading, Hedging, and Pledging Policies

Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of our securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”). In addition, in September 2014 we amended our Insider Trading Policy to prohibit the pledging of shares of our common stock by our employees, including our executive officers, and members of the Board of Directors.

Equity Award Policy

Pursuant to our Equity Award Grant Policy, the Compensation Committee makes equity awards to our employees, including our executive officers, and members of the Board of Directors subject to the following guidelines:

▪
New-hire equity awards may be approved by the Compensation Committee on or before the seventh day of the month following the month during which the individual commences employment or service as a non-employee director.  If the Compensation Committee does not timely approve an award in any given month, the award may be approved in the following month.  For accounting, tax, and securities law purposes, all such equity awards are effective on the “date of grant,” which is the first trading day after the 10th day of the month in which the awards are approved by the Compensation Committee.

▪
Refresh, promotion, and discretionary equity awards for employees are approved by the Compensation Committee.  Discretionary equity awards for non-employee directors are recommended by the Compensation Committee and approved by the Board of Directors.  Such equity awards may be approved (i) at any time during an open trading window under our Insider Trading Policy or (ii) otherwise at a meeting or by written action of the Compensation Committee or the Board of Directors, as applicable.  In accordance with our director equity compensation policy, refresh awards for non-employee directors are automatically granted immediately following each annual meeting of our stockholders.  For accounting, tax, and securities law purposes, all such equity awards to employees and discretionary awards to non-employee directors are effective on the “date of grant,” which is the first trading day after the 10th day of the month following the month in which the awards are approved.

All options to purchase shares of our common stock are granted with an exercise price at least equal to the fair market value of our common stock on the date of grant.

Risk Considerations

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. As part of its assessment, the Compensation Committee considered, among other factors, the following:

▪	the allocation of compensation among annual base salary and short-term cash and long-term equity incentive compensation;

▪	our approach to establishing Company-wide versus individual financial, operational and other performance targets;

▪
our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels) and subject to our compensation recovery (“clawback”) policy under certain circumstances;

▪	the nature of our key performance objectives; and

▪	alignment with the competitive practices reflected in the most relevant labor-market in which we compete.

We believe these practices encourage our employees to focus on sustained long-term company growth, which we believe will ultimately contribute to the creation of stockholder value.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code or qualifies for a different exemption. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. Conversely, the compensation income realized upon the vesting of restricted stock unit awards that are subject to time-based vesting requirements generally will not be deductible since such awards do not qualify as “performance-based compensation.”

The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Nonqualified Deferred Compensation

The Compensation Committee takes into account whether components of the compensation for our executive officers, including our Named Executive Officers, will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2014 and we have not agreed and are not otherwise obligated to provide any executive officer, including any Named Executive Officer, with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report
The information contained in the following report of Infoblox’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Infoblox under the Exchange Act or the Securities Act unless and only to the extent that Infoblox specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended July 31, 2014.

THE COMPENSATION COMMITTEE

Richard E. Belluzzo, Chair
Philip Fasano
Fred M. Gerson
Michael L. Goquen

Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to our principal executive officer, principal financial officer and our four other most highly compensated executive officers serving as such at July 31, 2014 and a former executive officer who would have been among our most highly compensated executive officers had he remained an executive officer through July 31, 2014 for all services rendered in all capacities to us during fiscal 2014.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Robert D. Thomas	2014	$435,000	$—	$—		$43,500	$8,446	$486,946
President and Chief Executive Officer	2013	$405,833	$2,443,060	$815,550		$410,716	$1,303	$4,076,462
	2012	$358,750	$—	$1,308,400		$249,984	—	$1,917,134
Remo E. Canessa	2014	$300,000	$—	$—		$18,000	—	$318,000
Chief Financial Officer	2013	$288,333	$929,660	$315,346		$172,836	—	$1,706,175
	2012	$270,000	$—	$735,975		$106,750	—	$1,112,725
Scott J. Fulton(1)	2014	$112,500	$1,738,100	$299,480		—	—	$2,150,080
Executive Vice President, Products
David N. Gee	2014	$300,000	—	—		$15,000	—	$315,000
Executive Vice President, Marketing
Sohail M. Parekh	2014	$300,000	—	—		$15,000	—	$315,000
Executive Vice President, Engineering
Christopher J. Andrews	2014	$300,000	—	—		$268,143	$15,560	$583,703
Former Executive Vice President, Worldwide Field Operations*	2013	$294,029	$2,111,600	$1,057,827		$374,665	$1,287	$3,839,408
W. Stephen Nye	2014	$232,500	$—	$397,579	(4)	$13,000	$408,821	$1,051,900
Former EVP, Product Strategy & Corporate Development**
______________________________

*	Mr. Andrews ceased serving as an executive officer in September 2014.

**	Mr. Nye ceased serving as an executive officer in March 2014.

(1)	Mr. Fulton joined the Company in March 2014 with annual base salary of $300,000.

(2)
The amounts in this column represent the aggregate grant date fair value calculated in accordance with FASB Accounting Standards Codification Topic 718 for restricted stock unit (RSU) awards. The grant date fair value was determined using the closing share price of our common stock on the date of grant.

(3)
The amounts in this column represent the aggregate grant date fair values of the stock options granted in the respective fiscal years, computed in accordance with FASB Accounting Standards Codification Topic 718. For information on the valuation assumptions with respect to option awards, refer to Note 10 of our notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.

(4)
Represents incremental stock-based compensation expense as a result of accelerating the vesting of certain of Mr. Nye's unvested options and extending the exercise period of his vested options when he left our company in June 2014.

(5)
Except for Mr. Nye, the amounts in this column represent the travel expenses that we paid on behalf of the named executives' spouses or significant other in attending the annual event to recognize top performing sales personnel. For Mr. Nye, the amount includes $390,000 severance and $18,821 payment for Mr. Nye's unused accrued vacation.

The following table provides information with regard to potential cash bonuses paid or payable in fiscal 2014 under our performance-based, non-equity incentive plans, and with regard to each stock option and restricted stock unit granted to a named executive officer during fiscal 2014.

Grants of Plan-Based Awards in Fiscal 2014

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)
Name	Grant Date (1)	Threshold ($)	Target (S)		Maximum ($)	All Other Stock Awards; Number of Shares of Stock or Units (3) (#)	All Other Option Awards; Number of Securities Underlying Options (4) (#)	Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Robert D. Thomas		$21,750	$435,000		$543,750	—	—	—	—
Remo E. Canessa		$9,000	$180,000		$225,000	—	—	—	—
Christopher J. Andrews (6)		$—	$300,000		—	—	—	—	—
Scott Fulton (7)		$2,802	$56,010		$70,012	—	—	—	—
	6/11/2014					130,000	40,000	$13.37	$2,037,580
David N. Gee		$7,500	$150,000		$187,500	—	—	—	—
Sohail M. Parekh		$8,250	$165,000	(8)	$206,250	—	—	—	—
W. Stephen Nye		$6,500	$130,000		$162,500	—	—	—	—
_______________

(1)Represents grant date of Stock Option Awards.

(2)Represents threshold, target and maximum payouts with respect to each applicable metric under the Fiscal Year 2014 Infoblox Bonus Plan and Fiscal Year 2014 World Wide Sales Compensation Plan in the case of Mr. Andrews. The actual payments made for fiscal 2014 under the bonus plan and the commission plan are included in the "Non-Equity Incentive Plan Compensation" column in the "Summary Compensation Table" above.

(3) This represents Mr. Fulton's new hire grant. Twenty-five percent of the grant amount will vest after one year from vesting commencement date and 12.5% of the grant amount will vest semi-annually thereafter.

(4)This represents Mr. Fulton's new hire grant. Twenty-five percent of the grant amount will vest after one year from vesting commencement date, and 1/48 of the grant amount will vest each month over the following three years.

(5)For additional detail on the grant date fair value of the Stock and Option Awards, see footnotes 2 and 3 to the Summary Compensation Table above.

(6)This row represents the possible annual cash incentive award for fiscal 2014 under the commission plan upon the achievement of the quarterly adjusted bookings goals. Under the Commission Plan, Mr. Andrews was also eligible to receive an additional award for any quarter in which the actual amount of Net Revenue for the quarter exceeded the related goal for the quarter equal to the product of the on-target bonus amount for the quarter multiplied by three times the number of whole and fractional percentage points representing achievement in excess of the goal for that quarter. The commission plan did not contain any threshold or maximum achievement requirement. Accordingly, no such values have been included in the table for this plan. See Compensation Discussion and Analysis section for further information on awards made under this plan.

(7)This row represents the prorated threshold, target and maximum payouts with respect to the time period he provided services to the Company from employment commencement in March 2014 to July 31, 2014.

(8)Mr. Parekh’s target annual cash bonus opportunity was $150,000 until January 31, 2014, and thereafter was $180,000.

The following table provides information regarding each exercisable and unexercisable stock option, and the number of unvested restricted stock units, held by our named executive officers as of July 31, 2014.
Outstanding Equity Awards at July 31, 2014

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (8)
Robert D. Thomas	20,695	—	(1) (4)	$4.53	(2)	2/29/2020
	119,814	—	(1) (4)	$4.53	(2)	2/29/2020
	144,897	110,805	(1) (5)	$9.12	(2)	9/14/2021
	6,213	4,751	(1) (5)	$9.12	(2)	9/14/2021
	26,562	48,438	(4)	$21.62	(3)	3/10/2023
							3/11/2013	84,750	(6)	$1,027,170
Remo E. Canessa	2,760	—	(1) (4)	$4.53	(2)	2/29/2020
	40,849	—	(1) (4)	$4.53	(2)	2/29/2020
	23,172	60,248	(1) (5)	$9.12	(2)	9/14/2021
	1,827	4,751	(1) (5)	$9.12	(2)	9/14/2021
	10,270	18,730	(4)	$21.62	(3)	3/10/2023
							3/11/2013	32,250	(6)	$390,870
Christopher J. Andrews	1,975	—	(1) (4)	$6.33	(2)	7/5/2020
	14,692	—	(1) (4)	$6.33	(2)	7/5/2020
	1,296	3,334	(1) (4)	$11.25	(2)	3/7/2022
	91,003	71,667	(1) (4)	$11.25	(2)	3/7/2022
	32,083	37,917	(4)	$17.52	(3)	12/10/2022
	14,166	25,834	(4)	$21.62	(3)	3/10/2023
							9/11/2012	5,000	(7)	$60,600
							12/11/2012	21,875	(6)	$265,125
							3/11/2013	45,000	(6)	$545,400
Scott J. Fulton	—	40,000	(4)	$13.37	(3)	6/10/2024
							6/11/2014	130,000	(6)	$1,575,600
David N. Gee	3,645	2,605	(4)	$16.00	(2)	4/18/2022
	35,524	101,563	(4)	$16.00	(2)	4/18/2022
	5,312	9,688	(4)	$21.62	(3)	3/10/2023
							3/11/2013	17,250	(6)	$209,070
Sohail M. Parekh	40,160	—	(1) (4)	$2.49	(2)	9/19/2017
	27,898	—	(1) (4)	$2.13	(2)	9/3/2019
	7,978	2,373	(1) (4)	$9.66	(2)	6/1/2021
	43,409	12,906	(1) (4)	$9.66	(2)	6/1/2021
	66,111	50,555	(1) (5)	$9.12	(2)	9/14/2021
	7,083	12,917	(4)	$21.62	(3)	3/10/2023
							3/11/2013	22,500	(6)	$272,700
W. Stephen Nye	1,380	—	(1) (4)	$4.53	(2)	2/29/2020
	114,591	—	(1) (4)	$4.53	(2)	2/29/2020
	3,882	—	(1) (4)	$9.66	(2)	6/1/2021
	56,315	—	(1) (4)	$9.66	(2)	6/1/2021
	49,999	—	(1) (5)	$9.12	(2)	9/14/2021

 __________________

(1)
Each of these stock options was exercisable immediately upon grant, subject to our right to repurchase the unvested shares at the exercise price upon termination of the optionee’s employment. The heading “unexercisable” refers to unvested shares that we still have the right to repurchase upon termination of the optionee’s employment.

(2)	Represents the fair market value of a share of our common stock, as determined by our board of directors, on the option’s grant date.

(3)	Represents the closing fair market value of a share of our common stock, as recorded on the New York Stock Exchange, on the option's grant date.

(4)	Each of these stock options vests as to 25% of the shares on the one-year anniversary of the vesting commencement date, and as to 1/48 of the shares each month over the following three years.

(5)	Each of these stock options vests as to 40% of the shares on the two-year anniversary of the date of grant, and as to 1/60 of the shares each month over the following three years.

(6)	Each of these restricted stock units vests as to 25% of the shares on the first year anniversary of the date of grant, and as to 1/8 of the shares semi-annually over the following three years.

(7)	Each of these restricted stock units vests as to 50% of the shares annually over two years.

(8)	Represents the fair market value of the unvested restricted stock units as of July 31, 2014 based on the closing price of our common stock, as reported on the New York Stock Exchange on that date.

The following table shows for the fiscal year ended July 31, 2014, certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers:

Option Exercises and Stock Vested in Fiscal 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert D. Thomas	195,000	$7,436,070	28,250	$642,405
Remo E. Canessa	94,000	$3,390,392	10,750	$244,455
Christopher J. Andrews	131,446	$3,970,384	33,125	$879,162
Scott J. Fulton	—	—	—	—
David N. Gee	73,331	$1,241,751	5,750	$130,755
Sohail M. Parekh	146,074	$4,398,469	7,500	$170,550
W. Stephen Nye	127,164	$4,120,412	—	—

Offer Letters and Arrangements
The annual base salary and on-target bonus amount of each of our named executive officers as of July 31, 2014 are as follows:

Name	Base Salary	On-Target Bonus		Bonus Plan
Robert D. Thomas	$435,000	$435,000		Fiscal 2014 Bonus Plan
Remo E. Canessa	$300,000	$180,000		Fiscal 2014 Bonus Plan
Christopher J. Andrews	$300,000	$300,000		Fiscal 2014 World Wide Sales Compensation Plan
Scott J. Fulton	$300,000	$56,010	(1)	Fiscal 2014 Bonus Plan
David N. Gee	$300,000	$150,000		Fiscal 2014 Bonus Plan
Sohail M. Parekh	$300,000	$165,000	(2)	Fiscal 2014 Bonus Plan
W. Stephen Nye	$260,000	$115,397	(3)	Fiscal 2014 Bonus Plan
____________________

(1)Mr. Fulton commenced employment with us in March 2014. His on-target bonus represents the prorated amount with respect to the time period he provided services to the Company from March 2014 to July 31, 2014.
(2)Effective August 1, 2014, Mr. Parekh's base salary increased to $335,000 from $300,0000 and his annualized on-target bonus under the Fiscal 2015 Bonus Plan increased to $201,000 from $180,000. During fiscal 2014, Mr. Parekh’s target annual cash bonus opportunity was $150,000 until January 31, 2014, and thereafter was $180,000.
(3)Mr. Nye left the Company in June 2014. His on-target bonus represents the prorated amount with respect to the time period he provided services to the Company from August 2013 through June 2014.

Fiscal 2015 Bonus Plan
Our Bonus Plan — FY 2015, or the bonus plan, was approved by our compensation committee in September 2014. Our compensation committee also approved individual annual on-target bonus amounts for Messrs. Thomas, Canessa, Fulton, Gee, Parekh and Mr. Andrews for 2015 of $435,000, $180,000, $150,000, $150,0000 and $201,000 and $60,000, respectively. The bonus plan covers all executive officers except for those receiving commission or other sales compensation and is designed to reward participants if the Company achieves certain on-target performance objectives on a quarterly basis. Under the Bonus Plan, participants are eligible to receive (i) up to four quarterly bonuses, each targeted at an amount equal to 20% of the participant's total annual on-target bonus amount, in each case based on attainment of quarterly performance objectives derived from the Company's financial plan and quarterly forecasts for revenue and operating profit, and (ii) one annual bonus targeted at an amount equal to 20% of the participant's total annual on-target bonus amount based on Company business objectives. Quarterly performance objectives under the Bonus Plan are approved by the Committee on a quarterly basis, at the beginning of each quarter. The actual bonus payment is the on-target bonus payment multiplied by a percentage (which may be more or less than 100% but shall not exceed 125%) that varies depending upon achievement of the applicable performance objectives. If results for the threshold level of performance required for a payout equal to 25% of on-target bonus amounts are not met, the funding level for the award for that quarter will be 0%, and participants will be paid no bonus payment for that quarter. Additional payouts funded at levels higher than 25% of the on-target bonus amount will be paid only if the level of performance required for the applicable payout was met or exceeded. To be eligible for a quarterly payment under our bonus plan, an individual must be employed as of the date such bonus is paid. We may in our sole discretion modify or terminate the bonus plan.

2015 Commission Plan
Our Fiscal 2015 World Wide Sales Compensation Plan, or the Commission Plan, was approved by our compensation committee in September 2014. The Commission Plan is designed to reward sales personnel for attainment of quarterly sales goals that are established by the Committee each quarter. Under the Commission Plan, Mr. Andrews was eligible to receive up to four quarterly bonuses, each targeted at an amount equal to $60,000, in each case based on attainment of the quarterly total net revenue goals, with no maximum cap on the amount of bonus that could be earned. Actual quarterly awards are payable at amounts equal to the on-target bonus amount for the quarter multiplied by a percentage, which may be less than or more than 100%, that is obtained by dividing the actual amount of revenue for the quarter by the revenue goal for that quarter. Subject to the foregoing constraint, for the first two months of each quarter, Mr. Andrews received monthly advances against the amount payable for that quarter under the Commission Plan based on revenue recognized through the end of the applicable month. Under the Commission Plan, Mr. Andrews was also eligible to receive an additional award for any quarter in which the actual amount of revenue for the quarter exceeded the related goal for the quarter equal to the product of the on-target bonus amount for the quarter multiplied by four times the number of whole and fractional percentage points representing achievement in excess of the goal for that quarter. The Commission Plan does not contain a minimum achievement threshold requirement.

Potential Payments Upon Termination or Change in Control
The employment of our named executive officers is at will and may be terminated at any time, with or without formal cause. Pursuant to the terms of agreements with these executive officers, we have agreed to provide the following benefits to each of them if the executive officer is terminated for any reason other than “cause” (as such term is defined in the agreements) or, in the case of Mr. Thomas, the officer voluntarily resigns for “good reason” (as such term is defined in the agreements):

•
payment of his base salary for 12 months in the case of Mr. Thomas and six months in the case of the other named executive officers in the event the qualifying termination occurs more than two months prior to or more than 12 months after a qualifying Change in Control of our company or, in the event the qualifying termination occurs within two months prior to or within 12 months after a qualifying Change in Control of our company, his base salary and target bonus for 12 months in the case of Mr. Thomas and base salary and target bonus for nine months in the case of the other named executive officers;

•
reimbursement of the same portion of the monthly benefits premium under COBRA as we pay for active employees for up to 12 months in the case of Mr. Thomas and six months in the case of the other named executive officers in the event the qualifying termination occurs more than two months prior to or more than 12 months after a qualifying Change in Control of our company (12 months and nine months, respectively, in the event the qualifying termination occurs within two months prior to or within 12 months after a qualifying Change in Control of our company); and

•
acceleration of vesting with respect to all equity awards by up to an additional 12 months in the case of Mr. Thomas and six months in the case of the other named executive officers in the event the qualifying termination occurs more than two months prior to or more than 12 months after a qualifying Change in Control of our company (24 months, in each case, in the event the qualifying termination occurs within two months prior to or within 12 months after a qualifying Change in Control of our company).

In addition, stock options granted to our named executive officers provide for acceleration of up to 24 months vesting in the event of a qualifying termination of employment within 12 months of a qualifying Change in Control of our Company. Except for Mr. Andrews, stock options granted to these officers provide for acceleration by up to an additional 12 months for Mr. Thomas and six months for other named executive officers in the event their employment is terminated by us other than for cause or permanent disability (as such terms are defined in each officer’s offer letter) and vesting of these options will also accelerate by 50% of the remaining unvested shares in the event of a qualifying termination of employment within 12 months of a Change in Control. For Mr. Andrews, only stock options or restricted stock units granted after April 2012 accelerate by up to six additional months in the event his employment is terminated by us other than for cause or permanent disability.

The tables below illustrate the potential payments and benefits payable to each named executive officer pursuant to the terms and conditions of our agreements with each named executive officer, assuming a qualifying termination as of July 31, 2014. COBRA premiums are based on each executive officer’s elected level of healthcare coverage. Accelerated stock option and restricted stock unit payment values are based upon the value of a share of our common stock as of July 31, 2014, which are based upon the closing price for a share of our common stock of $12.12 on July 31, 2014, less any applicable exercise price in the case of stock options.
Robert D. Thomas

	No Change in Control	Change in Control
Benefit	Termination without cause or permanent disability	Termination without cause or resignation for good reason
Severance	$435,000	$870,000
COBRA Premiums	12,819	12,819
Vesting Acceleration	502,389	1,004,778
Total	$950,208	$1,887,597

Remo E. Canessa

	No Change in Control	Change in Control
Benefit	Termination without cause or permanent disability	Termination without cause or resignation for good reason
Severance	$150,000	$360,000
COBRA Premiums	9,875	14,813
Vesting Acceleration	110,142	440,574
Total	$270,017	$815,387

Christopher J. Andrews

	No Change in Control	Change in Control
Benefit	Termination without cause or permanent disability	Termination without cause or resignation for good reason
Severance	$150,000	$450,000
COBRA Premiums	10,464	15,697
Vesting Acceleration	204,525	701,551
Total	$364,989	$1,167,248

Scott J. Fulton

	No Change in Control	Change in Control
Benefit	Termination without cause or permanent disability	Termination without cause or resignation for good reason
Severance	$150,000	$337,500
COBRA Premiums	10,061	15,092
Vesting Acceleration	—	787,800
Total	$160,061	$1,140,392

David N. Gee

	No Change in Control	Change in Control
Benefit	Termination without cause or permanent disability	Termination without cause or resignation for good reason
Severance	$150,000	$337,500
COBRA Premiums	9,581	14,371
Vesting Acceleration	34,845	139,380
Total	$194,426	$491,251

Sohail M. Parekh

	No Change in Control	Change in Control
Benefit	Termination without cause or permanent disability	Termination without cause or resignation for good reason
Severance	150,000	$360,000
COBRA Premiums	9,984	14,976
Vesting Acceleration	100,947	359,384
Total	$260,931	$734,360

W. Stephen Nye

In connection with his termination of employment with us on June 20, 2014, and pursuant to the terms and conditions of a separation agreement between him and us, Mr. Nye received a cash payment in an amount equal to $390,000 (100% of his then-current annual base salary and target annual cash bonus opportunity); accelerated vesting of his outstanding and unvested options to purchase shares of our common stock and restricted stock unit awards to be settled in shares of our common stock for a period of 12 months; extension of the exercise period for his outstanding options to purchase shares of our common stock to 12 months; and continued medical insurance coverage under COBRA for a period of nine months.

Pursuant to the terms of agreements with our executive officers described above, Mr. Nye, our former Executive Vice President of Product Strategy and Corporate Development, would have received a total payment of $140,683 which consisted of $130,000 severance and $10,683 COBRA premiums assuming his employment was terminated by us other than for cause or permanent disability.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of July 31, 2014 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2003 Stock Plan, 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan. The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Infoblox in connection with mergers and acquisitions of the companies that originally granted those awards.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	8,356,084	(1)	$12.52	(2)	5,445,373	(3)
Equity compensation plans not approved by security holders(4)	—		—		—
Total	8,356,084				5,445,373

(1)	Excludes purchase rights accruing under the 2012 Employee Stock Purchase Plan and includes 3,442,273 shares subject to outstanding restricted stock units.

(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units have no exercise price.

(3)
Includes 1,302,184 shares that remain available for purchase under the 2012 Employee Stock Purchase Plan and excludes 3,379,351 shares of common stock that are subject to outstanding awards under the 2003 Stock Plan. Any such shares of common stock that are subject to outstanding awards under the 2003 Stock Plan that are issuable upon the exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for future grant and issuance under the 2012 Equity Incentive Plan. In addition, the number of shares reserved for issuance under our 2012 Equity Incentive Plan will increase automatically on the first day of January of each of 2015 through 2020 by the number of shares equal to 4% of the total outstanding shares of our common stock as of the immediately preceding December 31. Similarly, the number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on the first day of January of each of 2015 through 2020 by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31 (rounded to the nearest whole share).

(4)
Excludes information for options, warrants and other equity rights assumed by Infoblox in connection with mergers and acquisitions. No additional awards may be granted under those assumed arrangements.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS
From August 1, 2013 to the present, there have been no transactions, and there are currently no proposed transactions, in which we or any of our subsidiaries was (or is to be) a participant and the amount involved exceeds $120,000 to which and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for the compensation arrangements, including employment, termination of employment and Change in Control arrangements and indemnification arrangements, discussed, when required, above in the section entitled “Executive Compensation.”
Review, Approval or Ratification of Transactions with Related Parties
Our board of directors has adopted a written related person transactions policy. Under this policy, the audit committee reviews transactions that may be “related-person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or greater than 5% of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members.
This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is approved by the compensation committee;

•	compensation to non-employee directors that is approved by our board of directors and is required to be reported in our proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in that partnership;

•	the related person is a director (and his or her interest in the transaction arises solely from his or her position as a director of that company);

•
charitable contributions, grants or endowments by us to a charitable organization, foundation or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in our fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by us and all holders of those securities receive proportional benefits;

•	ordinary course business travel and expenses, advances and reimbursements; and

•
payments made pursuant to (i) directors and officers insurance policies, (ii) our certificate of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by our board of directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they will be reviewed by our disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the audit committee. Transactions may also be identified through our code of business conduct and ethics or other policies and procedures and reported to the audit committee. The audit committee will review the material facts of all related person transactions and either approve, disapprove, ratify, rescind, or take other appropriate action (in its discretion) with respect to the transaction.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of Infoblox’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Infoblox under the Exchange Act or the Securities Act unless and only to the extent that Infoblox specifically incorporates it by reference.
The audit committee has reviewed and discussed with Infoblox’s management and Ernst & Young LLP the audited consolidated financial statements of Infoblox for the year ended July 31, 2014. The audit committee has also discussed with Ernst & Young LLP the matters required to be discussed pursuant to applicable auditing standards.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infoblox.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Infoblox’s annual report on Form 10-K for the year ended July 31, 2014 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Fred M. Gerson, Chair
Laura C. Conigliaro
Daniel J. Phelps

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Infoblox’s bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Infoblox Inc., 3111 Coronado Drive, Santa Clara, California 95054, Attn: Corporate Secretary.
To be timely for the 2015 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Infoblox not earlier than 5:00 p.m. Pacific Time on September 3, 2015 and not later than 5:00 p.m. Pacific Time on October 3, 2015. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Infoblox’s bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Infoblox’s 2015 annual meeting must be received by the Company not later than July 10, 2015 in order to be considered for inclusion in Infoblox’s proxy materials for that meeting.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Exchange Act requires Infoblox’s directors, executive officers and any persons who own more than 10% of Infoblox’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Infoblox with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Infoblox and written representations from the directors and executive officers, Infoblox believes that all Section 16(a) filing requirements were met in 2014.
Available Information
Infoblox will mail without charge, upon written request, a copy of Infoblox’s annual report on Form 10-K for the year ended July 31, 2014, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Investor Relations
Infoblox Inc.
3111 Coronado Drive
Santa Clara, California 95054
The Annual Report is also available at http://ir.infoblox.com.

“Householding” — Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are Infoblox stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Computershare, either by calling toll-free (877) 373-6374, or by writing to Computershare, Householding Department, P.O. Box 43078, Providence, RI, 02940-3078
Upon written or oral request, Infoblox will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Infoblox’s Investor Relations department at 3111 Coronado Drive, Santa Clara, California 95054, Attn: Investor Relations, telephone number (408) 986-4000.
Any stockholders who share the same address and currently receive multiple copies of Infoblox’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Infoblox’s Investor Relations department at the address or telephone number listed above.
OTHER MATTERS
The board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.MR A SAMPLE
DESIGNATION (IF ANY)